Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

Sally Beauty Holdings Announces Cost Reduction Plan to Fund Long-Term Growth Strategy

DENTON, Texas, April 4, 2018 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”) today announced that its Board of Directors has approved a cost reduction plan designed to help fund important long-term growth initiatives. This program includes cost savings initiatives focused on organizational efficiencies, sourcing of product and brands for resale, indirect procurement, store operating expenses, and inventory management. As a first step, the Company is implementing headcount reductions, primarily at its corporate headquarters in Denton, Texas, which represent an expansion of the restructuring plan announced this past November (“2018 Restructuring Plan”) and reflects the Company’s continued focus on streamlining operations and improving efficiencies in order to drive long-term profitable growth.

The substantial benefits from these new initiatives are expected to be reinvested into market-competitive store wages; the acceleration of technology investments that will improve customers’ in-store experience, accelerate e-commerce growth and provide better visibility to store-level inventory; and, importantly, initiatives that will strengthen the Sally business in the U.S. and Canada by increasing focus on its core hair color and hair care categories. These cost reduction initiatives and reinvestment plans are all part of the Company’s strategic plan designed to generate future profitable growth.

The new organizational efficiency actions are expected to generate annualized benefits in the range of $14 million to $15 million, with benefits in fiscal year 2018 in the range of $6 million to $7 million. It is expected that the remaining work streams noted above will generate further substantial benefits as the strategies are finalized and implemented over the balance of the current fiscal year and beyond. The Company intends to reinvest these benefits to support the strategic initiatives noted above. The charges to be incurred in connection with this plan in fiscal year 2018, consisting primarily of costs related to employee separation and third party consultants, are expected to be in the range of $15 million to $16 million.

The restructuring actions disclosed earlier this fiscal year (focused primarily on the Company’s international operations) are still expected to generate annualized benefits in the range of $12 million to $14 million, with approximately $8 million realized in fiscal year 2018. Total restructuring charges related to the expanded 2018 Restructuring Plan, including the international restructuring initiatives previously disclosed, are now expected in the range of $28 million to $30 million, the majority of which are expected to be recorded in the current fiscal year, including approximately $6 million that was recorded in the Company’s fiscal first quarter ended December 31, 2017.

“We have dedicated a substantial amount of work over the last several months into the development of initiatives that we expect will generate meaningful financial benefits, within both product margin and G&A expenses,” stated Chris Brickman, President and Chief Executive Officer. “We plan to utilize these benefits to maintain our profitability and fund the key investments required to transform the business and intensify our focus on our most differentiated categories - hair color and hair care.”

“Our unique assortment and demonstrated expertise have established us as the market leader in hair color and hair care, and these categories have sustained healthy growth while other categories have faced increasing competition. We will be reinvesting in strategic initiatives to accelerate growth in color and care, which, combined, represent more than half of Sally’s revenue in the U.S. and Canada. Similar to how our Beauty Systems Group segment is the color and education destination for the professional stylist, Sally’s primary goal is to have every customer feel confident in her ability to color and care for her own hair, and we will tailor our assortment, service and education to ensure we are her go-to store for that purpose,” concluded Brickman.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.9 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 5,177 stores, including approximately 184 franchised units, and has operations throughout the United States, Puerto Rico, Canada, Mexico, Peru, Chile, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally Beauty Supply stores offer up to 8,000 products for hair, skin, and nails through professional lines such as OPI®, China Glaze®, Wella®, Clairol®, Conair® and Hot Shot Tools®, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,500 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and Aquage®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this report which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: our ability to implement and achieve benefits from the cost reduction initiatives and reinvestment plans in multiple jurisdictions; our ability to manage the effects of our cost reduction plans including headcount reductions; possible changes in the size and components of the expected costs and charges associated with the restructuring plan; our ability to realize organizational efficiencies and expected cost savings within the anticipated time frame, if at all; our ability to successfully implement our long-term strategic and growth initiatives; and diversion of our management’s time and attention from the operation of our businesses.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2017, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.